Exhibit 99.1

BLUEGATE REPORTS FIRST QUARTER 2006 PRELIMINARY REVENUE INCREASED 32% OVER FIRST
                                  QUARTER 2005

HOUSTON, TX - April 20, 2006 - Bluegate Corp. (OTCBB: BGAT-News), the nation's premier provider of outsourced health care IT solutions, professional technology consulting services and Bluegate Medical Grade Networks(TM), today reported preliminary consolidated revenues for the three months ending March 31, 2006 were $908,000, an increase of 32% over $689,000 of total revenues for the comparable 2005 period.

During the third quarter of 2005, Bluegate acquired the assets of Trilliant Corporation, an IT professional service health care consultant to hospitals and other large institutions. Preliminary revenues reported above represent pro forma combined revenues of Trilliant and Bluegate for the first three months of 2005 and 2006.

Mr. Manfred Sternberg, Bluegate CEO stated, "We are pleased with our results for the first quarter of 2006 and we continue to have solid visibility on revenue growth for the second quarter just commenced. We are successfully continuing our sales pipeline expansion of health care IT solutions consulting and Medical Grade Network opportunities to hospitals, physicians and other health care organizations (HCOs), as well as increasing penetration in our original Houston metro market. Additionally, we continue to have discussions with third party health care application and service vendors and anticipate establishing more alliances this year."

ABOUT BLUEGATE
Bluegate Corp. is an industry leader of outsourced health care IT solutions, Medical Grade Networks(TM) and remote management services. It provides IT consulting through its professional services division and HIPAA-compliant, turnkey managed security services and interoperability solutions across its Medical Grade Networks(TM) to hospitals, physicians, other health care facilities, RHIOs, HCOs and third-party solution providers. Bluegate is publicly traded on the over the counter bulletin board under the ticker symbol BGAT. For information, visit www.bluegate.com or call 713-686-1100.

Safe Harbor
This press release may contain "forward-looking statements." All statements, other than statements of fact, included in this release and without limitation statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.

For Bluegate
Media: Julie Shepherd, Accentuate PR, 815-479-1833, Julie@accentuatepr.com
                                                    ----------------------
Investor Relations: Mike McDonald, Bluegate, 713-686-1100 X241, mmcdonald@bluegate.com.